[FOUR SEASONS HOTELS INC. LOGO]
                                                                        NEWS

                             FOUR SEASONS COMPLETES
             SALE OF US$250 MILLION 1.875% CONVERTIBLE SENIOR NOTES

June 18, 2004 - Toronto, Canada - Four Seasons Hotels Inc. (TSX Symbol "FSH"; NYSE Symbol "FS") today announced the completion of the sale of US$250 million (principal amount) 1.875% convertible senior notes to Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co., Deutsche Bank Securities Inc., RBC Capital Markets Corporation, Scotia Capital (USA) Inc. and NBF Securities (USA) Corp. The sale includes US$30 million of notes sold pursuant to the exercise of the entire over-allotment option granted by Four Seasons to the underwriters.

The notes will bear interest at the rate of 1.875% per annum (payable semi-annually in arrears on January 30 and July 30 to holders of record on January 15 and July 15, beginning January 30, 2005), and will mature on July 30, 2024, unless earlier redeemed or repurchased. The notes will be convertible into Limited Voting Shares of Four Seasons at an initial conversion rate of 13.9581 shares per US$1,000 principal amount (equal to a conversion price of approximately US$71.64 per Limited Voting Share) in certain circumstances, including those in which the Limited Voting Shares have traded for more than 130% of the conversion price for a specified period, the notes have had a trading price of less than 95% of the market price of the Limited Voting Shares into which they may be converted for a specified period, the notes have been called for redemption, or a specified corporate transaction or a fundamental change has occurred. Holders of the notes will have the right to require Four Seasons to purchase the notes on July 30, 2009, July 30, 2014 and July 30, 2019 and in connection with certain designated events. Four Seasons will have the right to redeem the notes for their principal amount plus any accrued and unpaid interest beginning August 4, 2009.

The notes have been assigned a rating of BBB- by Standard & Poor's Ratings Services and a rating of Baa3 by Moody's Investors Service.

Four Seasons intends to use the net proceeds from the sale of the notes for general corporate purposes, including the making of investments in, or advances in respect of or to owners of, properties with a view to obtaining new management agreements or enhancing existing management agreements and the repayment of outstanding indebtedness (which may include the redemption or repurchase of our convertible notes due 2029 in appropriate circumstances).

Four Seasons also announced that it has established a US$100 million committed bank credit facility with a Canadian chartered bank that, unless extended, will expire in July 2005. This credit facility replaces existing credit facilities that were to expire in July 2004.

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With a history spanning four decades and a portfolio that extends worldwide,
Four Seasons Hotels and Resorts is the world's leading operator of luxury hotels, currently managing 61 properties in 28 countries.

This news release contains "forward-looking statements" within the meaning of federal securities laws. These statements, including the intended use of the net proceeds from the sale of the notes, concern anticipated future events results, circumstances, performance or expectations that are not historical facts. These statements are not guarantees of future performance and are subject to numerous risks and uncertainties that can affect our actual results and could cause our actual results to differ materially from those expressed or implied in any forward-looking statement made by us or on our behalf. These statements are made as of the date of this news release and, except as required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

This news release does not and shall not constitute an offer to sell or solicitation of an offer to buy these securities.

                                      # # #

CONTACT: DOUGLAS L. LUDWIG
         CHIEF FINANCIAL OFFICER AND EXECUTIVE VICE PRESIDENT
         (416) 441-4320

         BARBARA HENDERSON
         VICE PRESIDENT TAXATION AND INVESTOR RELATIONS
         (416) 441-4329